$772Mln MATS 2007-1
LEAD: ML.  CO-MGR: CITI/JPM/WACH          **ALL POT**
CL	Size	WAL	Pwin	LGL	C/E	S/M/F	Bench	Yield	Coup	Price

A1	167.100	0.36	1-8	6/08	14.00%	A-1+/P-1/F1+	iLbr -3	5.3469	5.3469	100.0
A2	156.000	1.10	8-18	1/10	14.00%	AAA/Aaa/AAA	EDSF +3	5.492	5.43	99.99964
A3	174.000	2.10	18-32	3/11	14.00%	AAA/Aaa/AAA	1mLr +5	100.00
A4	187.630	3.63	32-60	12/13	14.00%	AAA/Aaa/AAA	1mLr +6	100.00
B	51.753	2.28	8-48	12/13	7.50%	A/A1/A	Swps +40	5.862	5.79	99.99632
C	35.829	2.14	8-41	12/13	3.00%	BBB/NR/BBB	Swps+58	6.037	5.96	99.99496

All Classes are Public and ERISA Eligible.
Classes A1, A2, B and C are Fixed Rate. Classes A3 and A4 are Floating Rate.
Pricing Speed:  1.10% ABS to Maturity.
Master Servicer: U.S. Bank National Association Receivables Servicer: CenterOne Financial
Expected Settlement:  June 11th
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